Exhibit

RAVEN FUND 1, LLC. MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT, dated and effective as of September 15, 2016 (the “Agreement”), is between INDIE CROWD FUNDER, LLC, a Nevada limited liability company (the “Manager”), and RAVEN FUND 1, LLC., a Wyoming limited liability company (the “Fund”), The purpose of the Fund is to develop, produce, distribute, and manage diversified portfolio of horror genre entertainment content, between $500,000 and $5 million dollars per product.

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

  Appointment.
  The Fund appoints the Manager as the administrator and fund manager with respect to the Fund’s assets for the period and on the terms set forth in this Agreement, and the Manager accepts such appointment.
  Authority and Duties of the Manager.
    The Manager agrees to furnish continuously an investment program for the Fund. In this regard the Manager will manage the investment and reinvestment of the Fund’s assets, determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, continuously review, supervise and administer the investment program of the Fund, and supervise and arrange the day-to-day operations of the Fund. The Fund constitutes and appoints the Manager as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this agreement shall comply with all applicable Wyoming and federal provisions and laws, except to the extent otherwise permitted by any exempted order of the Securities and Exchange Commission, or similar relief. Unless the Fund expressly delegates responsibility for voting proxies relating to the Fund’s portfolio holdings to the Manager has all authority to exercise voting power with respect to the Fund’s portfolio holdings.
    The Manager agrees that it will discharge its responsibilities under this Agreement and in accordance with the terms hereof, the Fund’s Operating Agreement, as may be amended from time to time, the investment objectives, policies, guidelines and restrictions of any and all applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, all as from time to time in effect. In managing the Fund’s portfolio, the Manager can take any actions with respect to the Fund’s assets as it deems necessary for the continued operation or dissolution of the fund.
    The Manager may, from time to time as it deems necessary perform any and all services listed: By no means shall the services listed constitute a full list of services that may be performed by the manager.

    Investment Advisory, Origination and Acquisition Services
      Approve and oversee our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;
      Serve as the funds manager with respect to originating, developing, producing, investing in and managing and structuring a diversified portfolio of entertainment-related loans, motion picture, television, new media, and other production financing, equity investments, debt securities, tax credit financing, and other entertainment-related assets;
      Adopt and periodically review our investment guidelines;
      Approve and oversee our debt and tax credit financing strategies;
      Approve joint ventures, limited partnerships and other such relationships with third parties;
      Approve any potential liquidity transaction;
      Obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;
      Oversee and conduct the due diligence process related to prospective investments;
      Prepare reports regarding prospective investments that include recommendations and
      Supporting documentation necessary for our Manager’s investment committee to evaluate the proposed investments; and
      Negotiate and execute approved investments and other transactions.

    Offering Services
      The development of this offering, including the determination of its specific terms;
      Preparation and approval of all marketing materials to be used by us relating to this offering;
      The negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;
      Creation and implementation of various technology and electronic communications related to this offering; and
      All other services related to this offering and any other offering.

    Asset Management Services
      Investigate, select, and, on our behalf, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations under our operating agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, entertainment production companies, actors, directors, producers, writers and any and all persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the services under our operating agreement;
      Monitor applicable markets and obtain reports (which may be prepared by the Manager or its affiliates) where appropriate, concerning the value of our investments;
      Monitor and evaluate the performance of our investments, provide management services to us and perform and supervise the various management and operational functions related to our investments;
      Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, and disposition of investments on an overall portfolio basis; and
      Coordinate and manage relationships between any joint venture partners and us.

    Accounting and Other Administrative Services
      Manage and perform the various administrative functions necessary for our day-to-day operations;
      Provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;
      Provide financial and operational planning services and portfolio management functions;
      Maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
      Maintain all appropriate company books and records;
      Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
      Make, change, and revoke any and all such tax elections on behalf of the Company as the Manager deems appropriate, including, without limitation;
      Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
      Provide us with all necessary cash management services;
      Manage and coordinate with the transfer agent, if any, the process of making distributions and payments to shareholders;
      Evaluate and obtain adequate insurance coverage based upon risk management determinations;
      Provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;
      Evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
      Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

    Shareholder Services
      Determine our distribution policy and authorizing distributions from time to time;
      Approve amounts available for redemptions of our common shares;
      Manage communications with our shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and
      Establish technology infrastructure to assist in providing shareholder support and services.

    Financing Services
      Identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;
      Negotiate terms of, arrange and execute financing agreements;
      Manage relationships between us and our lenders, if any; and
      Monitor and oversee the service of our debt facilities and other financings, if any.

    Disposition Services
      Evaluate and approve potential asset dispositions, sales or liquidity transactions; and
      Structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.
      Our Manager may, from time to time, perform any and all other services it deems necessary for the performance and operations of the Fund.
    The Manager may, from time to time as it deems necessary, delegate to a sub-adviser or administrator any of the Manager’s duties under this Agreement, including the management of any and all or a portion of the assets being managed without the approval of the Members. In all instances, however, the Manager must oversee the provision of delegated services, the Fund will pay any and all costs of employing any sub-adviser or administrator, and no delegation will relieve the Manager of any of its obligations under this Agreement.
  Fees.
  The Fund will pay to the Manager, for organization and offering costs of $1,000,000 (one million dollars). Payments to be made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 50% of the aggregate gross offering proceeds from this offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 50% limit), calculated on an accumulated basis, until the Manager has been reimbursed in full.
  Expenses.
    Other than as specifically indicated in this Agreement, the Fund shall be required to pay any expenses of the Fund. The Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses of its own company). The Fund shall be responsible for and reimburse the Manager for any and all overhead and expenses related to the operation of the Fund. The Manager may from time to time agree not to impose all or a portion of its expenses otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager. Unless otherwise agreed, any expense reduction or undertaking may be discontinued or modified by the Manager at any time.
    The Fund will bear any and all legal and other out-of-pocket expenses incurred by the Manager in connection with the organization of the Fund and the offering of its interests. The Fund will bear all of its ordinary administrative and operating expenses, including risk management expenses, its ordinary and recurring investment expenses, including custodial costs, brokerage costs, producers fees in relation to film, television and new media production, interest charges, consulting fees, any and all costs in relation to film, television and new media production, compensation of members of the Fund’s Managers who are not directors, officers or employees of the Manager or of any “affiliated person” (other than a registered investment company) of the Manager, legal expenses, accounting and auditing expenses incurred in preparing, printing and delivering all reports (including such expenses incurred in connection with any Fund document) and tax information for members and regulatory authorities, and all filing costs, fees, travel expenses and any other expenses which are directly related to the investment of the Fund’s assets. The Fund will pay any extraordinary expenses it may incur, including any litigation expenses. Nothing in this paragraph shall limit the generality of the first sentence of paragraph 4(a) of this Agreement.
  Other Activities and Investments.
    The Manager and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Manager the conduct of its business shall reasonably require, and none of the Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.
    The services of the Manager to the Fund are not to be deemed exclusive, and the Manager is free to render similar services to others. To the extent that affiliates of, or other accounts managed by, the Manager invest in underlying funds or other investment opportunities that limit the amount of assets and the number of accounts that they will manage, the Manager may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Manager will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Section shall be deemed to preclude the Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities of underlying funds or other investment opportunities for the account of any such other business, for their own accounts, for any of their family members or for other clients.
    It is understood that any of the members, managers, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.
  Reports and Other Information.
    The Fund and the Manager agree to furnish to each other and its members, such information with respect to their affairs as required by law. The Manager further agrees to furnish to the Fund, if applicable, the same such documents and information pertaining to any sub-adviser or sub-administrator as the Fund as required by law.
    Any records which would be required by law to be maintained and preserved pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act if the Fund were registered under the Investment Company Act will be prepared or maintained by the Manager (or any sub-adviser or sub-administrator) on behalf of the Fund. These records are the property of the Fund and will be surrendered promptly to the Fund on request. The Manager further agrees to preserve these records for the periods prescribed in Rule 31a-2 under the Investment Company Act.
  Scope of Liability; Indemnification.
    In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any member of the Fund, for any act or ommission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Manager, its affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Manager’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as oposed to a full trial-type inquiry), that the Indemnitee was not liable by reason of disabling conduct by an independent legal counsel in a written opinion.
    Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement, provided, however, that (i) the Indemnitee shall provide security considered in the sole discretion of the Manager to be appropriate for such undertaking, (ii) the Fund shall be insured against losses arising from any such advance payments, or (iii) either the Manager of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding, acting on the matter, or independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.
  Independent Contractor.
  For all purposes of this Agreement, the Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Manager or any of its affiliates or clients. Except as provided in this Agreement, the Manager shall have no authority to bind, obligate or represent the Fund.
  Term; Termination; Renewal.
  This Agreement shall become effective as of the date of its execution, and shall have an indefinite term. The Manager may be removed by the shareholders or may choose to withdraw as manager, at any time with 90 days prior written notice for “cause,” following the affirmative vote of two-thirds of the Members. If the Manager is removed for “cause”, the Members will have the power to elect a replacement Manager upon the affirmative vote or consent of the holders of a majority of our common shares. “Cause” is defined as:
    The commencement of any proceeding relating to the bankruptcy or insolvency of the Manager, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition;
    The Manager committing fraud against the Fund, misappropriating or embezzling funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Manager or one of its affiliates and the Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 90 days of the Manager’s actual knowledge of its commission or omission, then the Manager may not be removed; or
    The dissolution of the Manager.

  Unsatisfactory financial performance of the Fund does not constitute “cause” under this agreement.
  Amendment; Modification; Waiver.
  This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the Manager hereto.
  Notices.
  Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by telecopier or electronically to the requisite party, at its address as specified by such party.
  Governing Law.
  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wyoming, which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.
  Counterparts.
  This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Raven Fund 1, LLC
By:	/s/ Gregory Parker
Name:	Gregory Parker
Title:	CEO, Raven Fund 1, LLC.
Indie Crowd Funder, L.L.C.
By:	/s/ Christopher D. Parker
Name:	Christopher D. Parker
Title:	Co-Owner & CTO